UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2009
Dolan Media Company
(Exact name of registrant as specified in its charter)

Delaware	001-33603	43-2004527

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 South Ninth Street, Suite 2300, Minneapolis, Minnesota	55402

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (612) 317-9420
None
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 1, 2009, we, along with our majority-owned subsidiary, American Processing Company, LLC d/b/a NDeX (“NDeX”), entered into a services agreement with James E. Albertelli, P.A. (the “Albertelli Law Firm”) (and, for certain purposes, James E. Albertelli, individually) pursuant to which NDeX has agreed to provide mortgage default processing and related title services to the Albertelli Law Firm in Florida. In connection with the services agreement, NDeX also entered into an asset purchase agreement with James E. Albertelli, P.A., The Albertelli Firm, P.C., Albertelli Title, Inc. and James E. Albertelli (collectively, the “Albertelli Sellers”), under the terms of which NDex acquired the mortgage default processing services and related title business of the Albertelli Sellers.
The services agreement provides for the exclusive referral of residential mortgage default and related files from the Albertelli Law Firm to NDeX for servicing. This agreement has an initial term of twenty years, which term may be automatically extended for two successive ten-year periods unless either party elects to terminate the term then-in-effect with prior notice. Under the services agreement, NDeX will be paid a fixed fee for each residential mortgage default and other file referred by the Albertelli Law Firm to NDeX for servicing, with the amount of such fixed fee being based upon the type of file. Beginning on October 1, 2010, this fixed fee per file will increase or decrease on an annual basis based on the yearly changes to an agreed-upon consumer price index. Under the services agreement, NDeX has also agreed to provide mortgage default processing and related title services in the State of Florida to the Albertelli Law Firm on an exclusive basis for a period of two years after the closing.
Pursuant to the terms of the asset purchase agreement, NDeX paid $7.0 million in cash at closing, held back an additional $1.0 million to secure the Albertelli Sellers’ obligations under the asset purchase agreement (including payment of any indemnification claims and working capital adjustments) and will pay an additional $2.0 million in equal installments of $1.0 million on each of October 1, 2010 and 2011, respectively. Subject to the settlement procedures described in the asset purchase agreement, NDeX will release the portion of the holdback due to the Albertelli Sellers on October 1, 2010.
In addition to the cash payment, NDeX may be obligated to pay the Albertelli Sellers up to an additional $9.0 million in three annual installments of up to $3.0 million each. The amount of these annual cash payments will be based upon the adjusted EBITDA for the acquired mortgage default processing services and related title business during the twelve calendar months ending on each of September 30, 2010, 2011, and 2012. We used available cash to fund the closing payment.
In connection with the transactions described above, NDeX also has entered into an employment agreement with James E. Albertelli, whereby NDeX employs him as an Executive Vice President.
The services agreement and asset purchase services agreement are filed as Exhibits 10.1 and 10.2, respectively, to this current report and the foregoing descriptions of these agreements are qualified in their entirety by reference to the full text of such agreements set forth in the exhibits.
Also, on October 5, 2009, we issued a press release announcing the entry of the services agreement with the Albertelli Law Firm as well as our acquisition of the mortgage default processing services and related title business of the Albertelli Law Firm. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description of Exhibits
10.1
Services Agreement between American Processing Company, LLC (d/b/a NDeX) and James E. Albertelli, P.A. (and, for certain purposes, James E. Albertelli, individually) dated October 1, 2009. Portions of this exhibit were omitted and have been filed separately with the Secretary of the SEC pursuant to an application for confidential treatment under Rule 406 of the Securities Act.

10.2 *
Asset Purchase Agreement among Dolan Media Company, American Processing Company, LLC (d/b/a NDeX), James E. Albertelli, P.A., The Albertelli Firm, P.C., Albertelli Title, Inc. and James E. Albertelli dated October 1, 2009.

99.1	Press Release of Company dated October 5, 2009.

*
The schedules and exhibits to the Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. We agree to furnish supplementally to the SEC, upon request, a copy of the omitted schedules and exhibits.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLAN MEDIA COMPANY
By:	/s/ Vicki J. Duncomb
	Name:	Vicki J. Duncomb
Its: Vice President and Chief Financial Officer
Dated: October 5, 2009

Exhibit Index

Exhibit
Number	Description of Exhibits
10.1
Services Agreement between American Processing Company, LLC (d/b/a NDeX) and James E. Albertelli, P.A. (and, for certain purposes, James E. Albertelli, individually) dated October 1, 2009. Portions of this exhibit were omitted and have been filed separately with the Secretary of the SEC pursuant to an application for confidential treatment under Rule 406 of the Securities Act.

10.2 *
Asset Purchase Agreement among Dolan Media Company, American Processing Company, LLC (d/b/a NDeX), James E. Albertelli, P.A., The Albertelli Firm, P.C., Albertelli Title, Inc. and James E. Albertelli dated October 1, 2009.

99.1	Press Release of Company dated October 5, 2009.